- -----------------------------------------------------------------------------

              As Filed With the Securities and Exchange Commission
                               on May 27, 1994

                             Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8

                        Registration Statement Under

                         The Securities Act of 1933


                           INTERGRAPH CORPORATION
           -------------------------------------------------------
           (Exact name of registrant as specified in its charter)

              Delaware                               63-0573222
     -------------------------------   ------------------------------------
     (State or other jurisdiction of   (I.R.S. Employer Identification No.)
      incorporation or organization)

             Intergraph Corporation
              Huntsville, Alabama                      35894-0001
     ----------------------------------------          ----------
     (Address of principal executive offices)          (Zip Code)


                INTERGRAPH CORPORATION 1992 STOCK OPTION PLAN
               -----------------------------------------------
                            (Full title of plan)


                  JOHN W. WILHOITE, INTERGRAPH CORPORATION
                       HUNTSVILLE, ALABAMA  35894-0001
                  ----------------------------------------
                  (Name and address of agent for service)


                               (205) 730-2637
       -------------------------------------------------------------
       (Telephone number, including area code, of agent for service)

                        -----------------------------

                                Copies to:

          John  R.  Wynn                         B. Judson Hennington III
  Lanier Ford Shaver & Payne, P.C.                Intergraph Corporation
  200 West Court Square, Suite 5000           Huntsville, Alabama 35894-0001
    Huntsville, Alabama 35801

- ----------------------------------------------------------------------------

                      CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------
                                    Proposed       Proposed
 Title of                           Maximum        Maximum
Securities            Amount        Offering       Aggregate      Amount of
  to be                to be         Price         Offering     Registration
Registered          Registered     Per Share (1)   Price (1)         Fee

- ----------------------------------------------------------------------------

Common Stock,    3,000,000 shares     $9.19       $27,570,000     $9506.96
$.10 par value


(1) This  calculation, which is made solely for the purpose
    of determining the amount of  the  registration fee, is
    made pursuant  to Rule 457 and is based on a  price  of
    $9.19 per share, the average of the bid and asked price
    of  a share of common  stock  on     May  23,  1994, as
    reported on the NASDAQ National Market System.

============================================================================

                                 PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

     This Registration Statement relates to the registration of 3,000,000 shares of $.10 par value common stock of Intergraph Corporation (the "Company") ("Common Stock") to be sold pursuant to the exercise of stock options granted employees of the Company under the Intergraph Corporation 1992 Stock Option Plan (the "Plan"). Documents containing the information specified in
Part I of Form S-8 promulgated by the Securities and Exchange Commission (the "Commission") will be sent or given to employees as specified by Commission Rule 428(b)(1).


Item 2. Registrant Information and Employee Plan Annual Information.

     See response to Item 1 above.


                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Company are hereby incorporated by reference as of their respective dates:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

        (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

        (3) The description of the Company's common stock contained in the Company's Form 8-A filed with the Commission on May 1, 1981, as amended by a Form 8 filed on July 23, 1986.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.


Item 4. Description of Securities.

     Not applicable.


Item 5. Interests of Named Experts and Counsel.

     The legality of the issuance of the Common Stock issuable upon the exercise of the options has been passed upon for the Company by Lanier Ford Shaver & Payne P.C., 200 West Court Square, Suite 5000, Huntsville, Alabama 35801. John R. Wynn is Secretary of the Company and a member-stockholder of Lanier Ford Shaver & Payne P.C.

     The consolidated financial statements of the Company for the year ended December 31, 1993, incorporated by reference in the Company's Annual Report (Form 10-K) have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


Item 6. Indemnification of Directors and Officers.

     Article VIII(d) of the Certificate of Incorporation of the Company permits indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law.

     Article IX of the Certificate of Incorporation of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breaches of his fiduciary duty, except for liability for:
(a) breaches of the duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) transactions in which the
director received an improper personal benefit.   Liability
arising out of acts or omissions which occurred before the enactment of Article IX are not covered by the provision.

     Article IX of the Certificate of Incorporation of the Company also authorizes the Company to indemnify an officer, director, employee, or agent of the Company for his expense, liability, and loss in connection with any action, suit, or proceeding in which he is or was a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent. This provision permits indemnification only upon a finding by the disinterested directors or the shareholders that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Article IX also authorizes the Company to advance litigation expenses to an officer or director prior to the final disposition of the action. The making of such advance is conditioned upon the officer or director giving the Company an undertaking to repay the amount advanced if it turns out that indemnification is not available.
If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which a director, officer, employee, or agent may have under a by-law, agreement, board or shareholder resolution, or otherwise. The indemnification or advancement of expenses provided by Article IX will continue as to a person who ceases to be a director, officer, employee or agent, and inures to the benefit of his heirs, executors and administrators.

     Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving or was serving at the Company's request as a director, officer, employee or agent of another company or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action (whether civil, criminal, administrative or investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.
The Company also has the power under Section 145 to indemnify persons set forth above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or enterprise against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standards of conduct. The determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized by law.

     Article IX of the Company's Bylaws provides for
indemnification of  the Company's directors, officers, employees
or agents to the extent permitted   by Section 145 of the
Delaware General Corporation Law.  Article IX of the  Company's
Bylaws further provides that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

     Section 7 of the Plan provides indemnification from the Company to the members of the committee administering the Plan (the "Committee") against reasonable expenses, including attorney's fees, incurred in connection with the defense of any action to which they are a party by reason of any act or failure to act under the Plan or any option granted thereunder. The indemnification extends to any amounts paid by them in settlement of any such action or in satisfaction of a judgment in any such action unless in such action the Committee member is adjudged to be liable for willful misconduct in the performance of his duties.


Item 7. Exemption From Registration Claimed.

     Not applicable.


Item 8. Exhibits.

   Exhibit Number                       Description
   --------------     ------------------------------------------------------

        5             Opinion and consent of Lanier Ford Shaver & Payne P.C.

        23(a)         Consent of Ernst & Young

        23(b)         Consent of Lanier Ford Shaver & Payne P.C.
                      (included in Exhibit 5)

        99            Intergraph Corporation 1992 Stock Option Plan (1)


        (1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended
            December 31, 1991 under the Securities Exchange Act of 1934, File No. 0-9722.


Item 9. Undertakings.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on the 25th day of May, 1994.


                        INTERGRAPH CORPORATION

                   By     James W. Meadlock
                     -----------------------------
                          James W. Meadlock,
                       Chief Executive Officer and
                         Chairman of the Board

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                   TITLE                        DATE
- ---------------------   -----------------------------   ------------------

James W. Meadlock
- ---------------------      Chief Executive Officer and     May 25, 1994
James W. Meadlock          Chairman of the Board



- ---------------------      Director                        May 25, 1994
Roland E. Brown


Larry J. Laster
- ---------------------      Executive Vice President,       May 25, 1994
Larry J. Laster            Chief Financial Officer and
                           Director

Nancy B. Meadlock
- -----------------------    Executive Vice President        May 25, 1994
Nancy B. Meadlock          and Director



- -----------------------    Director                        May 25, 1994
Keith H. Schonrock, Jr.


James F. Taylor, Jr.
- -----------------------    Director                        May 25, 1994
James F. Taylor, Jr.


Robert E. Thurber
- -----------------------    Executive Vice President        May 25, 1994
Robert E. Thurber          and Director


John W. Wilhoite
- -----------------------    Vice President and Controller   May 25, 1994
John W. Wilhoite           (Principal Accounting Officer)

                             EXHIBIT INDEX


Exhibit                                                           Sequentially
Number               Description                                  Numbered Page
- -------  -------------------------------------------------------  -------------

5        Opinion and consent of Lanier Ford Shaver & Payne P.C.

23(a)    Consent of Ernst & Young

23(b)    Consent of Lanier Ford Shaver & Payne P.C. (included in
         Exhibit 5)

99       Intergraph Corporation 1992 Stock Option Plan (1)



  (1) Incorporated by reference to exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, under the Securities Exchange Act of 1934, File No. 0-9722.